Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY ANNOUNCES

2003 RESULTS

Earnings Exceed Guidance and Consensus

DALLAS, Texas, February 26, 2004 – Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced its financial results for the quarter and year ended December 31, 2003.  Diluted earnings per share for the quarter were $0.41, a 71% increase from the $0.24 reported for the fourth quarter of 2002.  Diluted earnings per share for the full year 2003 were $0.57, up 27% from the $0.45 reported for the full year 2002.

Consolidated Results

For the quarter ended December 31, 2003, revenues totaled $210.5 million; revenues for the corresponding quarter of 2002 were $205.5 million.   Net income for the fourth quarter of 2003 was $15.0 million compared with net income of $9.0 million for the fourth quarter of 2002, and EBITDA for the fourth quarter of 2003 was $29.7 million compared with $22.8 million for the comparable period of 2002.

For the full year 2003, the company’s revenues totaled $707.8 million; revenues for 2002 were $734.1 million.   Net income and EBITDA for 2003 were $21.0 million and $59.8 million, respectively, compared with net income and EBITDA of $16.7 million and $58.2 million, respectively, for 2002.

Commenting on the results, Bob Sulentic, Chairman and Chief Executive Officer of Trammell Crow Company, stated, “We are very pleased to report financial results exceeding expectations for the fourth quarter and full year.  When we reported our third quarter results in early November we indicated that we were cautiously optimistic regarding our ability to achieve 2003 earnings per share within the range we had been committed to all year - 10% to 20% in excess of 2002’s diluted EPS of $0.45.  We enjoyed a very strong fourth quarter, driven by sharp increases in brokerage revenues and substantial earnings from our development business.  The strong fourth quarter in turn propelled us to full year earnings per share above the range.”

Segment Results – Global Services

Income before income taxes for the company’s Global Services segment increased from $14.7 million in 2002 to $27.2 million for 2003, or 85%.  For the full year 2003, the company reported total Global Services segment revenues of $650.5 million, compared with revenues of $657.1 million for the full year 2002.  For 2003, Global Services EBITDA was $43.9 million, compared with EBITDA of $33.8 million for 2002.

With regard to the Global Services results, Mr. Sulentic noted, “The dramatic improvement in results from our Global Services business was amplified in the fourth quarter.  Through the first nine months of the year, the income before income taxes posted by this segment was 42% ahead of that posted for the comparable period of the prior year.  In the fourth quarter, the segment’s pre-tax income increased by more than 150% from the fourth quarter of 2002, resulting in the 85% full-year increase.  While Global Services revenues were down slightly from 2002 to 2003, they were up 5.4% in the fourth quarter of 2003 relative to the fourth quarter of 2002.

“The significant increase in Global Services profitability is attributable in part to our focus on margin improvement and in part to a sharp fourth quarter increase in brokerage revenues.  Our full-year pre-tax income margin for this segment nearly doubled, from 2.2% to 4.2%.  Fourth quarter revenues from our two brokerage lines, corporate advisory services and institutional brokerage, were up 18% and 29%, respectively, from their levels in the fourth quarter of 2002.”

Segment Results – Development and Investment

For the full year 2003, the company reported total Development and Investment segment revenues of $57.4 million, down from revenues of $77.0 million for the full year 2002.  For 2003, income before income taxes and EBITDA for the Development and Investment segment were $8.2 million and $15.9 million, respectively.  For 2002, the segment’s income before income taxes was $15.3 million, and its EBITDA was $24.4 million.

Commenting on the Development and Investment results, Mr. Sulentic noted, “As expected, our Development and Investment segment had a strong fourth quarter performance, with income before income taxes of $10.7 million, relatively flat with the fourth quarter of 2002.  Buoyed by these fourth quarter results, the segment posted substantial full-year earnings.  Also as expected, Development and Investment earnings were down significantly from 2002.  This is consistent with the lag this segment of our business experiences in an economic down cycle and the substantial but appropriate reduction in project starts over the previous two years.”

Substantial income from discontinued operations is included in the Development and Investment segment results for both 2002 and 2003.  In this regard, Mr. Sulentic stated, “As we have previously noted, dispositions of development and investment projects and operations related to properties held for sale, in each case where we expect to have no continuing involvement with or interest in the project post-disposition, are now required to be accounted for as income from discontinued operations.  We wish to emphasize that, given our business model of developing property for sale and not for our long-term ownership, we would expect ‘income from discontinued operations’ to be a recurring earnings stream for this business.  In fact, as fewer and fewer projects qualify for grandfathered treatment under FAS 144, we would expect an increasing percentage of this type of activity to be accounted for in this fashion.”

Balance Sheet

Cash and cash equivalents at December 31, 2003, increased to $105.6 million, up from $66.9 million at September 30, 2003, and up from $78.0 million at the prior year-end.  Cash levels have historically peaked at year-end due to the heavy volume of year-end closings.  During 2003, the company reduced its borrowings under its line of credit from $19.0 to $10.0 million and used approximately $10.4 million to repurchase its shares.  With regard to the company’s financial position, Mr. Sulentic noted, “Our strong balance sheet gives us great flexibility going forward.  In 2004, we expect to have the opportunity to deploy our financial resources in pursuit of our strategy in a number of ways.  On the Global Services side of our business, we are seeking to grow our business in several domestic markets and will continue to invest in our technology platform.  On the Development & Investment side, we will look to establish and make co-investments in capital programs focused on opportunities in industrial development and healthcare-related development and investment.  In this regard, we were pleased to announce yesterday our new industrial development program with ING Clarion.”

2004 Outlook

Commenting on the outlook for 2004, Mr. Sulentic noted, “From 2003 to 2004, we are again targeting an increase in EPS of 10% to 20%.  While we are still in a tough part of the cycle for the development business, we are cautiously optimistic that our Development and Investment segment will contribute to this growth.  We look for profit growth in our Global Services segment to come both from continued focus on margins and from top-line growth.  We are targeting revenue growth primarily from new or expanded contracts with corporate outsourcing customers for facilities management, corporate advisory services and project management.  During 2003, we committed much more in the way of centralized resources to our sales and service delivery capabilities in these corporate services lines.  We are also targeting continued growth in the healthcare sector activities we conduct in both our Global Services and Development and Investment segments.  In 2003, we derived approximately $35.0 million of revenue from healthcare customers.  In 2004, we will continue to focus aggressively on expanding and strengthening our brokerage capabilities in major markets across the country.  And last but certainly not least, true to the mantra we established in 2003, we will remain focused on making measurable improvements in customer service and satisfaction across all areas of our business.”

With regard to the spread of earnings across the year, Mr. Sulentic stated, “Consistent with the historical pattern, we expect that a substantial portion of our full-year net income will be derived from fourth quarter activity.  We will continue to give quarterly earnings guidance only for the next quarter.  At this time, we are targeting EPS for the first quarter of 2004 meeting or perhaps slightly exceeding the $0.03 we reported for the first quarter of 2003.”

At 11:00 a.m. Eastern Time today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s fourth quarter and full year results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through March 4.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company’s Development & Investment Group.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “should,” “intend,” “foresee”, “look for” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to attract new corporate and institutional customers, (v) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vi) the company’s ability to continue to pursue its growth strategy, (vii) the company’s ability to compete in highly competitive national and local business lines and (viii) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments) and the effect of government regulation on the conduct of the company’s business.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk-Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

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